UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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NAPSTER, INC. (Name of Registrant as Specified in Its Charter)

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Napster, Inc. released the following press release on August 29, 2008.

For Immediate Release

Investor and Media Relations Contacts for Napster:
Alex Wellins or Jeff Fox
The Blueshirt Group
(415) 217-7722
alex@blueshirtgroup.com; jeff@blueshirtgroup.com

Media Contact for Proxy Issues:
Jim Bates
Sitrick and Company
(310) 788-2850

NAPSTER CONCLUDES DISSIDENT CANDIDATES UNQUALFIED FOR BOARD SEATS

 Stockholders Urged to Re-Elect Highly Qualified, Independent Directors

LOS ANGELES – August 29, 2008 — Napster Inc’s (NASDAQ: NAPS) directors today mailed stockholders a letter underscoring that the three dissident board candidates are unqualified, and urged the re-election of experienced, independent directors Richard J. Boyko, Philip J. Holthouse and Robert Rodin.

In the letter, Napster directors noted that:

•	The dissident group has provided no evidence showing that any of its members have ever served on the board of a public company, meaning they would require on-the-job training.
•
The work experiences they describe in their SEC filing—including musician, assisted living executive and ice cream franchisee—are irrelevant to a company in the highly competitive digital music business.

•	The dissidents have selectively misrepresented facts and distorted statements.
•	The dissidents have offered no specific business plan, other than suggesting a vague review of Napster’s business, and have not shown they can contribute to enhancing stockholder value.

•	The dissidents have no significant ownership in Napster and, in fact, have been frequent sellers of Napster stock.
•	To elect the most highly qualified, independent directors, stockholders should immediately sign, date and mail the WHITE proxy card they receive and discard any blue proxy card.

The complete text of the board of directors’ letter to stockholders is below. Napster’s annual stockholder meeting will be held at 10 a.m. on Sept. 18 at the company’s headquarters at 9044 Melrose Ave., Los Angeles, Calif., 90069.

About Napster
Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music - anytime, anywhere. The company’s offerings include “Napster” (www.Napster.com) – the most popular, on-demand music subscription service in the world and the largest, most comprehensive MP3 download store on the market; “Freenapster” (www.freenapster.com), a unique Web experience offering free, on-demand music legally in the U.S.; and “Napster Mobile,” one of the industry’s fastest growing mobile music platforms, providing the premier mobile music experience for customers in 11 global markets. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Copyright (C) 2008 Napster, LLC. All rights reserved. Napster, Napster Mobile, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS

August 29, 2008

Dear Fellow Stockholder:

At Napster, Inc.’s September 18, 2008 Annual Meeting of Stockholders, you will be asked to make a critical decision regarding the future of Napster. You and your fellow stockholders will be electing three directors to serve for a three-year term on the Napster Board of Directors.

As you may know, three dissident stockholders with no significant ownership in your company and who, in fact, have recently been frequent sellers of shares proposed that they be elected in lieu of the three experienced members nominated for re-election by your Board. The proxy materials filed by the dissident group with the Securities and Exchange Commission make abundantly clear that all three are unqualified to serve on the board of a publicly-traded company.

Their SEC filings describe work experiences—musician, nursing home executive, ice cream franchisee, middle management banking executive and other positions—that are irrelevant to a company like Napster competing in the highly sophisticated digital music industry. In addition, not one of the three nominees provided evidence they have ever served on the board of a public company. Finally, the dissident group’s proxy materials put forth no substantive plan for how its nominees will enhance value for our stockholders if elected to the Board, suggesting only a vague review of our business. Accordingly, we strongly believe that the dissident group’s initiation of this proxy contest is unnecessarily costly, disruptive to the company, and not in the best interests of our stockholders.

Your Board of Directors unanimously recommends that you vote your shares FOR the Board’s director nominees — Messrs. Richard J. Boyko, Philip J. Holthouse and Robert Rodin — by signing, dating and returning the enclosed WHITE proxy card today. We urge you to immediately discard and not return any blue proxy card you may receive from the dissident group.

CONTRARY TO THE DISSIDENT GROUP’S ASSERTION, YOUR BOARD IS FIRMLY COMMITTED TO ENHANCING VALUE FOR ALL NAPSTER STOCKHOLDERS

The press release recently filed by the dissident group appears to imply that your Board is not willing to consider a sale of the company. This is not true. Your Board has been, and will continue to be, committed to enhancing value for all Napster stockholders. Each of your Board’s nominees, like the rest of your Board, is open to all opportunities for building value for our stockholders by objectively evaluating all options for maximizing your investment in Napster, including by exploring possible strategic alternatives. To that end, Napster has retained UBS Investment Bank to assist the company with that process, and UBS has been actively advising the company with regard to possible strategic alternatives.

UNLIKE THE DISSIDENT GROUP, YOUR BOARD’S NOMINEES ARE EXPERIENCED, HIGHLY QUALIFIED AND REQUIRE NO ON-THE-JOB TRAINING

Each of the Board’s director nominees has demonstrated exceptional qualifications in representing our stockholders and, collectively, in bringing a valuable and broad-based set of business experience that will continue to serve the long-term interests of our stockholders.

•
Richard J. Boyko has a deep background in advertising and marketing, having served in senior executive creative positions at Ogilvy & Mather, one of the nation’s most distinguished advertising agencies, for more than twelve years, including as co-president and chief creative officer from 1997 to 2003. Mr. Boyko is currently the Director of the VCU Brandcenter the School of Mass Communications graduate program in advertising. Mr. Boyko has been a member of our Board since April 2001 and has been a member of the board of directors of Martha Stewart Living Omnimedia since June 2004.

•
Philip J. Holthouse has an extensive financial and accounting background, currently serving as a partner with Holthouse Carlin & Van Trigt LLP, a certified public accounting firm that has been honored as one of Public Accounting Report’s Top 100 accounting firms in the nation. Mr. Holthouse also holds a master’s degree in business taxation and a bachelor’s degree in business administration from the University of Southern California, a law degree from Loyola Law School in Los Angeles and is a certified public accountant. Mr. Holthouse has been a member of our Board since January 2004.

•
Robert Rodin has exceptional operational and management experience, serving more than 25 years in senior management positions for various companies. He is the founder and currently the chief executive officer of the RDN Group, a management consulting firm. Prior to that, from April 1994 to October 1999, Mr. Rodin served as the president and chief executive officer of Marshall Industries, a New York Stock Exchange listed company that had more than $1.7 billion in annual sales at the time of its acquisition by Avnet. Mr. Rodin is the author of the book, “Free, Perfect and Now,” which chronicles his transformation of Marshall Industries into a pioneer of emerging web technologies and e-commerce platforms. Mr. Rodin has been a member of our Board since January 2005, a member of the board of directors of SM&A since January 2005, a member of the board of directors of Inter-tel, Incorporated from March 2006 until August 2007 and a member of the board of directors of Marshall Industries from October 1992 until October 1999.

As detailed above, our Board’s director nominees combined have more than 34 years of relevant experience serving on public company boards, while the dissident group’s director nominees have 0 years of experience serving on public company boards. Further, the dissident group has offered no proof of any management, operational or other experience in the digital music industry. While we appreciate that the dissidents are music enthusiasts and subscribe to Napster’s service, such interests hardly qualify any of them to serve on your Board. It is not in the best interest of Napster’s stockholders to elect three unproven candidates who will require on-the-job training to serve as directors of a public company. This is especially the case where, as here, the nominees are unable to offer any evidence that they can contribute to enhancing stockholder value if they are elected to our Board.

THE DISSIDENT GROUP HAS SELECTIVELY MISREPRESENTED FACTS
AND DISTORTED STATEMENTS

The dissident group has made assertions that we believe are misleading in an attempt to gain support for its director nominees. These misleading assertions only reinforce your Board’s determination that the dissident group’s director nominees are the wrong choices for your Board.

#1: The dissident group implies that your Board recently implemented a classified board structure requiring a nearly impossible 80% vote of the outstanding shares in order to change the bylaws allowing for the annual election of all directors to further its own and management’s deep entrenchment and control over the company.

FACT: This is not true. First, the classified board structure has been a part of Napster’s certificate of incorporation (and bylaws) since Napster became a public company in May 2001. This provision was not recently implemented by your Board. Second, in this year’s proxy materials, your Board has recommended a proposal to our stockholders to amend Napster’s certificate of incorporation to eliminate the classified board provision. The dissident group’s misleading assertions directly conflict with these recent actions by your Board.

#2: The dissident group alleges that your Board recently implemented a change in control severance package, commonly referred to as a golden parachute for the Chairman/CEO.

FACT: This is simply not true. While we recently amended the employment agreement for our Chairman/CEO in advance of the pending expiration of the initial term of his agreement, no changes were made to the so-called golden parachute provision, which has been a part of his employment agreement since it was originally entered into in August 2003, and is customary in our view for public company chief executive officers.

#3: The dissident group implies that your Board recently adopted a “poison pill” stockholder rights plan.

FACT: This accusation also is just not true. In fact, Napster’s stockholder rights plan has been in place since May 2001. In addition, your Board believes that the stockholder rights plan serves to enhance stockholder value in the event of an unsolicited takeover attempt by giving your Board bargaining power and time to consider other alternatives and negotiate a superior offer.

YOUR VOTE IS IMPORTANT — SUPPORT YOUR BOARD NOMINEES

SIGN, DATE AND RETURN THE WHITE PROXY CARD TODAY

DISCARD ANY BLUE CARD YOU RECEIVE

The dissident group’s nominees have no relevant experience in the digital music industry, have no public company board experience and the dissident group has not put forth any substantive plan for how their nominees will enhance value for our stockholders if elected to the Board. The dissident’s proxy materials also include selective and distorted statements, which further draw into question the suitability of the dissident group’s nominees to serve as your directors. For those reasons, your Board of Directors unanimously recommends that you vote your shares FOR the Board’s director nominees — Messrs. Richard J. Boyko, Philip J. Holthouse and Robert Rodin — by signing, dating and returning the enclosed WHITE proxy card today. We urge you to immediately discard and not return any blue proxy card you may receive from the dissident group.

We thank you for your support.

Sincerely,

THE NAPSTER, INC. BOARD OF DIRECTORS

Vernon E. Altman	Richard J. Boyko	Wm. Christopher Gorog

Philip J. Holthouse	Joseph C. Kaczorowski	Ross Levinsohn

Brian C. Mulligan	Robert Rodin

IMPORTANT

1.	Your Board of Directors unanimously recommends that you vote your shares FOR the Board’s director nominees. Your Board has not endorsed any of the dissident group’s director nominees or proposals.

2.
Regardless of how many shares you own, your vote is very important. Please sign, date and return the enclosed WHITE proxy card. Please sign, date and return each WHITE proxy card you receive in order to ensure that all of your shares, including shares held in separate accounts, are voted at the meeting. Only your latest dated proxy counts.

3.	We urge you NOT to sign any blue proxy card sent to you by the dissident group.

4.
If you have sent a blue proxy card to the dissident group, you have every right to submit a new proxy card to change your vote. You may revoke that proxy and vote as recommended by Napster’s Board of Directors by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided.

If you have any questions about voting or need additional assistance, please contact Laurel Hill Advisory Group, LLC the firm assisting us in the solicitation of proxies, toll free at 1-888-742-1305.

Important Information. On July 29, 2008, Napster, Inc. filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with Napster’s 2008 Annual Meeting of Stockholders. Napster’s stockholders are strongly advised to read the definitive proxy statement carefully before making any voting or investment decision because the definitive proxy statement contains important information. Napster’s proxy statement and any other materials filed by Napster with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov or from Napster at http://investor.napster.com. Napster’s definitive proxy statement and other materials will also be available by writing to Napster, Inc., 9044 Melrose Avenue, Los Angeles, CA 90069 or by contacting our proxy solicitor, Laurel Hill Advisory Group, LLC by toll-free telephone at 1-888-742-1305.